Exhibit (a)(1)(A)

ZOSANO PHARMA CORPORATION
34790 ARDENTECH COURT
FREMONT, CALIFORNIA 94555

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTIONS

FOR NEW STOCK OPTIONS

SUMMARY TERM SHEET — OVERVIEW

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTIONS FOR

NEW STOCK OPTIONS

This offer and withdrawal rights will expire at 8:00 p.m., U.S. Pacific Time, on Monday, December 14, 2015, unless extended.

By this Offer to Exchange Certain Outstanding Stock Options for New Stock Options (the “Exchange Offer” or the “Offer”), Zosano Pharma Corporation, which we refer to in this document as “we,” “us” or “Zosano”, is giving each Eligible Optionholder the opportunity to voluntarily exchange eligible options for a new option that will represent the right to purchase the same number of shares at a lower exercise price than the option(s) tendered for exchange, as described herein and as may be amended.

You are an “Eligible Optionholder” if:

•	On the date this option exchange commences, you are employed by Zosano and have not been notified by us that your employment with Zosano is being terminated; and

•	You continue to be employed by Zosano, and have not submitted a notice of resignation or received a notice of termination, on or prior to the expiration of the Exchange Offer.

If you are an Eligible Optionholder, you may elect to exchange any Zosano stock option in the Exchange Offer which was granted to you under our 2014 Equity and Incentive Plan (the “2014 Plan”) at an exercise price of greater than $3.00 per share.

Options meeting this criteria held by Eligible Optionholders are “Eligible Options.” The options which are issued pursuant to this Exchange Offer in exchange for the Eligible Options are “New Options.”

The expiration date of the Exchange Offer is Monday, December 14, 2015 (unless extended). The expiration date is sometimes, in other documents related to or describing the Exchange Offer, referred to as the “closing date.”

If you choose to participate in this Exchange Offer and tender Eligible Options for exchange, and if we accept your tendered Eligible Options, you will receive a New Option that will cover the same number of shares of our common stock as the surrendered Eligible Options and will otherwise have substantially the same terms and conditions as the surrendered Eligible Option it replaces, except that:

•	The exercise price per share for your New Option will be equal to the closing price of our common stock as reported on the NASDAQ Capital Market (“NASDAQ”) on the date of grant of your New Option, which we expect will be the first business day after the expiration date of the Exchange Offer (the “Market Price”). A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight U.S. Eastern Time.

•

Each New Option will be completely unvested at the time of grant and will become vested on the basis of an Eligible Optionholder’s continued service with us. New Options will vest on the first anniversary of the date of grant for 25% of the total number of option shares and becomes exercisable on the corresponding day of each month thereafter for an additional 2 1/12% of the total number of option shares, so that the New Options are fully vested on the fourth anniversary of the date of grant. If you exchange an Eligible Option for a New Option and your service with us terminates for any reason before the New Option is vested in full, then you will forfeit that portion of the New Option received that remains unvested at the time your service with us terminates. Certain New Options may be subject to acceleration of vesting and exercisability in certain merger or change-in-control transactions, pursuant to the terms of the 2014 Plan or other agreements providing for vesting acceleration in certain circumstances.

•	Each New Option will have a new ten-year term from the grant date of the New Option.

•	Any New Option that is granted in exchange for a surrendered Eligible Option that qualified as an incentive stock option as defined in Section 422 of the Internal Revenue Code will also be characterized as an incentive stock option as to the maximum number of shares of our common stock permissible under Section 422 of the Internal Revenue Code, with the balance of any such option being characterized as a non-qualified stock option for tax purposes.

The commencement date of this Exchange Offer is scheduled for Monday, November 16, 2015. We are making this Exchange Offer upon the terms and subject to the conditions described in this Exchange Offer document and in the related Election Form and Eligible Option Information Sheet distributed with this Exchange Offer document. You are not required to participate in this Exchange Offer. If you tender one Eligible Option in this Exchange Offer, you do not need to tender all Eligible Options you may hold. Eligible Options properly tendered in this offer and accepted by us for exchange will be cancelled and the New Options granted on the first business day following the expiration date of this Exchange Offer.

See “Risk Factors” beginning on page 14 for a discussion of risks and uncertainties that you should consider before tendering your Eligible Options.

Shares of our common stock are quoted on NASDAQ under the symbol “ZSAN.” On November 13, 2015, the closing price of our common stock as reported on NASDAQ was $2.82 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the Exchange Offer.

You should direct questions about the Exchange Offer or requests for assistance (including requests for additional or paper copies of this Exchange Offer document, the Election Form, your Eligible Option Information Sheet or other documents relating to this Exchange Offer) to Stock Administration at Zosano Pharma Corporation, 34790 Ardentech Court, Fremont, CA 94555, or by calling (510) 745-1200 or sending an email to StockAdmin@zosanopharma.com.

IMPORTANT

If you wish to tender your Eligible Options for exchange, you must properly complete and sign the accompanying Election Form and your Eligible Option Information Sheet and deliver both properly completed and signed documents to us so that we receive them before 8:00 p.m. U.S. Pacific Time, (or such earlier time as is set forth below) on Monday, December 14, 2015 (or such later date as may apply if this Exchange Offer is extended), by one of the following means:

By Mail or Courier

Zosano Pharma Corporation

34790 Ardentech Court

Fremont, California 94555

Attention: Stock Administration

By Hand (Before 5:00 p.m. U.S. Pacific Time on Friday, December 11, 2015)

To: Stock Administration

c/o Leticia Salazar, Senior Manager, Accounting and SEC Reporting

By Email (with PDF or similar imaged document file)

To: StockAdmin@zosanopharma.com

You are responsible for making sure that the Election Form and Eligible Option Information Sheet are delivered to the party indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time. In particular, after 5:00 p.m., U.S. Pacific Time on Friday, December 11, 2015, you may not deliver your Election Form via hand delivery because Stock Administration may not be available to accept your Election Form. After 5:00 p.m. on Friday, December 11, 2015 and before 8:00 p.m. U.S. Pacific Time on Monday, December 14, 2015 you must submit your Election Form only by email (with PDF or similar imaged document file).

You do not need to return your stock option agreements for your Eligible Options to be exchanged in this Exchange Offer.

Although the compensation committee of our board of directors has approved the Exchange Offer, consummation of the Exchange Offer is subject to the satisfaction or waiver of the conditions described in Section 6 (“Conditions of This Exchange Offer”) of this Exchange Offer. Also, the Exchange Offer will not be consummated if the Market Price on the expiration of the Exchange Offer is greater than $8.44 per share, which is the weighted average exercise price of all Eligible Options as of November 13, 2015. Neither we nor our board (or the compensation committee thereof) makes any recommendation as to whether you should tender, or refrain from tendering, any or all of your Eligible Options in the Exchange Offer. You must make your own decision whether to tender any or all of your Eligible Options. You should consult your personal outside advisors if you have questions about your financial or tax situation as it relates to this Exchange Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this Exchange Offer. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this Exchange Offer. We encourage you to carefully read the remainder of this Offer to Exchange Certain Outstanding Stock Options for New Stock Options document and the accompanying Election Form and Eligible Option Information Sheet. Where appropriate, we have included references to the relevant sections of this Exchange Offer document where you can find a more complete description of the topics in this summary.

No.	Question	Page
Q1	Why are we offering the option exchange program?	6

Q2	Who is eligible to participate in the Exchange Offer?	7

Q3	What securities are we offering Eligible Optionholders the opportunity to tender in the Exchange Offer?	7

Q4	Are there any differences between the New Options and the Eligible Options?	7

Q5	What are the conditions of this Exchange Offer?	7

Q6	What will be the exercise price per share of the New Options?	8

Q7	If I participate in this Exchange Offer and my tendered options are accepted, when will I receive my New Options?	8

Q8	When will the New Options vest?	8

Q9	What happens to my New Option if I cease to provide services to Zosano?	8

Q10	How many shares will I be able to acquire upon the exercise of my New Option?	9

Q11	When will my New Option expire?	9

Q12	Must I participate in this Exchange Offer?	9

Q13	How should I decide whether or not to exchange my Eligible Options for a New Option?	9

Q14	How do I find out how many Eligible Options I have and what their exercise prices are?	9

Q15	Can I exchange options that I have already fully exercised?	9

Q16	Can I exchange the remaining portion of an Eligible Option that I have already partially exercised?	9

Q17	Can I exchange a portion of an Eligible Option?	9

Q18	What if I am on an authorized leave of absence on the date of this Exchange Offer or on the grant date of the New Options?	10

Q19	What if my service with Zosano ends before the expiration date of the Exchange Offer?	10

Q20	Will I owe taxes if I exchange my Eligible Options in this Exchange Offer?	10

Q21	Will I owe taxes if I do not participate in this Exchange Offer?	10

Q22	What happens if, after the grant date of the New Options, my New Options end up being underwater again?	10

Q23	What happens to Eligible Options that I choose not to tender or that are not accepted for exchange in this Exchange Offer?	11

Q24	If I tender Eligible Options in this Exchange Offer, am I giving up my rights to them?	11

Q25	How long do I have to decide whether to participate in this Exchange Offer?	11

Q26	How do I tender my Eligible Options for exchange?	11

Q27	When and how can I withdraw previously tendered Eligible Options?	12

Q28	How will I know whether you have received my Election Form and Eligible Option Information Sheet or my Notice of Withdrawal?	12

Q29	What will happen if I do not return my Election Form and Eligible Option Information Sheet by the deadline?	12

Q30	What if I have any questions regarding this Exchange Offer, or if I need additional copies of this Exchange Offer or any documents attached hereto or referred to herein?	13

Q1.	Why are we offering the option exchange program?

We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our business. We rely on highly skilled and educated technical and managerial employees to implement our strategic initiatives, and expand and develop our business. Competition for employees is intense, and many companies use stock options as a means of attracting, motivating and retaining their best employees. At Zosano, we have issued stock options to our employees under the 2014 Plan as a means to promote the long-term success of our business. We believe that sharing ownership with our employees aligns their interests with our interests and the interests of our stockholders, and encourages our employees to devote the best of their abilities to help achieve long-term value for our company. Stock options have been, and continue to be, a critical element of our overall incentive compensation an important part of compensation and retention programs, and, in addition to providing incentives for our employees to grow long-term stockholder value, are designed to encourage the long-term service of our employees.

Historically, when our compensation committee approves the grant of a stock option, an exercise price is established that must be paid to purchase shares of common stock when the option is exercised. The exercise price per share is not less than to the market price of a share of our common stock on the date the stock option is granted. Thus, an optionholder receives value only if he or she exercises a stock option and later sells the purchased shares at a price that exceeds the stock option’s exercise price.

We believe that it is critical to our success to retain and motivate key employees throughout our operations and to reinforce the alignment of our employees’ interests with those of our stockholders. However, as a result of the recent significant decline in our stock price, consistent with a broad decline in the stock prices of companies in the biotechnology industry generally, many of our employee stock options are significantly “underwater,” meaning that they have exercise prices significantly above the current market price for our common stock. Our Board of Directors and the Compensation Committee of our Board believe these underwater options do not effectively serve the long-term incentive, motivation and retention objectives that they were intended to provide.

As of November 13, 2015, the closing price of our common stock on NASDAQ was $2.82 per share and the weighted average exercise price of Eligible Options was $8.44 per share. As of that date, stock options for approximately 478,394 shares of common stock at exercise prices greater than $3.00 per share were held by 42 employees, including senior executives who have recently joined us and whose efforts we believe are critical to our success. These underwater stock options do not currently provide meaningful retention or incentive value to our employees for the longer term. We are concerned these unexercised and underwater options have lost their value as either an incentive or retention tool.

We are making this Exchange Offer to address this situation in recognition of the key contributions of Eligible Optionholders to the Company by providing Eligible Optionholders with an opportunity to exchange Eligible Options for New Options issued under our 2014 Plan to provide a long-term incentive that we believe will more closely align the interests of participating employees with the interests of our stockholders. By providing Eligible Optionholders with the opportunity to realign the exercise prices of previously granted stock options with the current per share market price of our common stock and to hold stock options that, over time, have a greater potential to increase in value, we believe these stock options will again become important tools to help motivate participant employees to contribute to achieving the long-term strategic and business objectives of our company, grow long-term stockholder value, and to encourage their long-term service with us.

While we hope the Exchange Offer will reduce the current disparity between the per share market price of our common stock and the exercise prices of the Eligible Options, given the volatile and unpredictable nature of the current economy, the stock market, and the price of our stock we cannot guarantee that, subsequent to the expiration date of the Exchange Offer, the per share market price of our common stock will increase to a price that is greater than the exercise price of the New Options.

See Section 2 (“Purpose of This Exchange Offer”) for more information.

Q2.	Who is eligible to participate in the Exchange Offer?

You are an “Eligible Optionholder” if:

•	On the date this option exchange commences, you are employed by Zosano and have not been notified by us that your employment with Zosano is being terminated; and

•	You continue to be employed by Zosano, and have not submitted a notice of resignation or received a notice of termination, on or prior to the expiration of the Exchange Offer.

See Section 1 (“Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer”) for more information.

Q3.	What securities are we offering Eligible Optionholders the opportunity to tender in the Exchange Offer?

Under the Exchange Offer, Eligible Optionholders will be able to elect to exchange each outstanding Eligible Option for a New Option. An “Eligible Option” is a stock option to purchase our common stock that was granted to you under the 2014 Plan that has an exercise price greater than $3.00 per share.

See Section 1 (“Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer”) and Question 7 below for more information.

Q4.	Are there any differences between the New Options and the Eligible Options?

Each New Option will cover the same number of shares of our common stock as the surrendered Eligible Options and will otherwise have substantially the same terms and conditions as the surrendered Eligible Option it replaces, except as follows:

•	The exercise price per share for your New Option will be equal to the closing price of our common stock as reported on NASDAQ on the date of grant of your New Option, which we expect will be the first business day after the expiration date of the Exchange Offer.

•	Each New Option will be completely unvested at the time of grant and will become vested on the basis of an Eligible Optionholder’s continued service with us. New Options granted to employees shall vest on the first anniversary of the date of grant for 25% of the total number of option shares and becomes exercisable on the corresponding day of each month thereafter for an additional 2 1/12% of the total number of option shares, so that the New Options are fully vested on the fourth anniversary of the date of grant. If you exchange an Eligible Option(s) for a New Option and your service with us terminates for any reason before the New Option is vested in full, then you will forfeit that portion of the New Option received that remains unvested at the time your service with us terminates. Certain New Options may be subject to acceleration of vesting and exercisability in certain merger or change-in-control transactions, pursuant to the terms of the 2014 Plan or other agreements providing for vesting acceleration in certain circumstances.

•	Each New Option will have a new ten-year term from the grant date of the New Option.

•	Any New Option that is granted in exchange for a surrendered Eligible Option that qualified as an incentive stock option as defined in Section 422 of the Internal Revenue Code will also be characterized as an incentive stock option as to the maximum number of shares of our common stock permissible under Section 422 of the Internal Revenue Code, with the balance of any such option being characterized as a non-qualified stock option for tax purposes.

See Section 8 (“Source and Amount of Consideration; Terms of New Options”) for more information. Also, see the Eligible Option Information Sheet that you received along with this Exchange Offer document and the Election Form, which includes the number of shares subject to the New Option that may be granted in exchange for your Eligible Options.

Q5.	What are the conditions of this Exchange Offer?

This Exchange Offer is subject to a number of conditions and certain other events that could occur prior to the expiration of this Exchange Offer and which are more fully described in Section 6 (“Conditions of This Exchange Offer”). This Exchange Offer is not conditioned upon a minimum number of Eligible Options being tendered or a minimum number of Eligible Optionholders participating. If any of the events described in Section 6 (“Conditions of This Exchange Offer”) occurs, we may terminate, extend or amend this Exchange Offer at any time prior to the expiration of the Exchange Offer.

Q6.	What will be the exercise price per share of the New Options?

The exercise price per share for New Options will be equal to the Market Price. The Exchange Offer will not be consummated if the Market Price on the expiration of the Exchange Offer is greater than $8.44 per share, which is the weighted average exercise price of all Eligible Options as of November 13, 2015. See Section 6 (Conditions of this Exchange Offer) and Section 8 (“Source and Amount of Consideration; Terms of New Options”) for more information.

We cannot predict the exercise price per share of the New Options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your Eligible Options.

See Section 7 (“Price Range of Our Common Stock”) for information concerning our historical common stock prices.

Q7.	If I participate in this Exchange Offer and my tendered options are accepted, when will I receive my New Option?

We expect to cancel all properly tendered Eligible Options on the day that the Exchange Offer expires. We expect that the grant date of the New Options will be the first business day following the day that the Exchange Offer expires. For example, the scheduled expiration date of this Exchange Offer is Monday, December 14, 2015, and we expect to accept and cancel all properly tendered Eligible Options on this date, and we expect that the New Options grant date will be Tuesday, December 15, 2015. If the expiration date is extended, then the cancellation date and the New Options grant date would be similarly extended. We will issue new stock option agreements promptly following the New Option date.

See Section 5 (“Acceptance of Eligible Options for Exchange; Issuance of New Options”) for more information.

Q8.	When will the New Options vest?

Each New Option will be completely unvested at the time of grant and will become vested on the basis of an Eligible Optionholder’s continued service with us. New Options granted to employees shall vest on the first anniversary of the date of grant for 25% of the total number of option shares and becomes exercisable on the corresponding day of each month thereafter for an additional 2 1/12% of the total number of option shares, so that the New Options are fully vested on the fourth anniversary of the date of grant. Certain New Options may be subject to acceleration of vesting and exercisability in certain merger or change-in-control transactions, pursuant to the terms of the 2014 Plan or other agreements providing for vesting acceleration in certain circumstances.

See Section 8 (“Source and Amount of Consideration; Terms of New Options”) for more information.

Q9.	What happens to my New Option if I cease to provide services to Zosano?

The New Options will be treated in the same manner as the Eligible Options would have been treated if and when an employee ceases to provide continuous service to Zosano. Generally, if an Eligible Optionholder ceases to provide services to us, any New Option held by such optionholder will not continue to vest and any unvested portion of the New Option will be unexercisable as of the Eligible Optionholder’s date of termination. Any vested, unexercised portion of the New Option will generally be exercisable for three months after termination, and for specified longer periods in the event of death or disability of the optionholder.

Nothing in this Exchange Offer should be construed to confer upon you the right to remain an employee of Zosano. The terms of your service with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our service until the expiration of the Exchange Offer and/or the grant date for the New Options or thereafter.

See Section 5 (“Acceptance of Eligible Options for Exchange; Issuance of New Options”) and Section 8 (“Source and Amount of Consideration; Terms of New Options”) for more information.

Q10.	How many shares will I be able to acquire upon the exercise of my New Option?

The number of shares subject to your New Option will be the same as the number of shares subject to the Eligible Options that you tender in the exchange. This means that you will receive one share underlying your New Option for every one share underlying your Eligible Options. For example, if you choose to tender an Eligible Option covering 10,000 shares of our common stock in this Exchange Offer, you will receive a New Option covering 10,000 shares of our common stock.

See Section 8 (“Source and Amount of Consideration; Terms of New Options”) for more information.

Q11.	When will my New Option expire?

All New Options will have a new ten-year term. See Section 8 (“Source and Amount of Consideration; Terms of New Options”) for more information.

Q12.	Must I participate in this Exchange Offer?

No. Participation in the Exchange Offer is completely voluntary. If you choose not to participate, you will keep all your options, including your Eligible Options, and will not receive a New Option under the Exchange Offer. No changes will be made to the terms of your current options. However, failure to participate in the Exchange Offer could result in the modification of your Eligible Options that were incentive stock options. See Section 3 (“Procedures For Tendering Eligible Options”) and Question 22 and Section 13 (Material United States Tax Consequences) for more information.

Q13.	How should I decide whether or not to exchange my Eligible Options for a New Option?

Zosano is providing substantial information to assist you in making your own informed decision. Please read all the information contained in the various sections of the Exchange Offer below, including without limitation the information in Section 2 (“Purpose of This Exchange Offer”), Section 7 (“Price Range of Our Common Stock”), Section 9 (“Information Concerning Us; Financial Information”), Section 10 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”), Section 13 (“Material United States Tax Consequences”) and Section 16 (“Additional Information”). You are encouraged to seek your own outside legal counsel, accountant and/or financial advisor for further advice. No one from Zosano is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

Please also review the “Risk Factors” that appear after this Summary Term Sheet.

Q14.	How do I find out how many Eligible Options I have and what their exercise prices are?

The Eligible Option Information Sheet distributed along with this Exchange Offer document includes a list of your Eligible Options as of November 13, 2015. In addition, you can at any time confirm the number of options that you have, their grant dates, remaining term, exercise prices, vesting schedule and other information by contacting Stock Administration, c/o Leticia Salazar, at 34790 Ardentech Court, Fremont, CA 94555, or by sending an email to StockAdmin@zosanopharma.com.

Q15.	Can I exchange options that I have already fully exercised?

No. This Exchange Offer applies only to outstanding Eligible Options. An option grant that has been fully exercised is no longer outstanding.

Q16.	Can I exchange the remaining portion of an Eligible Option that I have already partially exercised?

Yes. If before Monday, December 14, 2015 you exercised an Eligible Option in part, the remaining unexercised portion of the Eligible Option could be exchanged under this Exchange Offer.

Q17.	Can I exchange a portion of an Eligible Option?

No partial exchanges will be permitted. If you elect to exchange an Eligible Option, you must exchange the entire outstanding (i.e. unexercised) portion of that Eligible Option. You will be able to elect to exchange as few or as many of your Eligible Option grants as you wish. If you attempt to exchange a portion but not all of an outstanding Eligible Option grant, we will reject your tender of that particular grant. Such rejection will not affect any other Eligible Options that are properly tendered.

See Section 3 (“Procedures For Tendering Eligible Options”) for more information.

Q18.	What if I am on an authorized leave of absence on the date of this Exchange Offer or on the grant date of the New Options?

Any Eligible Optionholder who is on an authorized leave of absence will be able to participate in this Exchange Offer. If you tender your Eligible Options and you are on an authorized leave of absence on the grant date of the New Option, you will be entitled to receive a New Option on the grant date as long as all eligibility requirements are still met. See Section 1 (“Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer”) for more information.

Q19.	What if my service with Zosano ends before the expiration date of the Exchange Offer?

If you have tendered Eligible Options under this Exchange Offer and you cease providing services to us for any reason, or if you submit a notice of resignation or receive a notice of termination before the Exchange Offer expires, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your Eligible Options for cancellation. In that case, generally you may exercise your existing options to the extent they are vested for a limited time after your termination date and in accordance with their terms.

Nothing in this Exchange Offer should be construed to confer upon you the right to remain an employee of Zosano. The terms of your service with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our service until the expiration of the Exchange Offer and/or the grant date for the New Option or thereafter.

See Section 5 (“Acceptance of Eligible Options for Exchange; Issuance of New Options”) and Section 8 (“Source and Amount of Consideration; Terms of New Options”) for more information.

Q20.	Will I owe taxes if I exchange my Eligible Options in this Exchange Offer?

We believe the exchange of Eligible Options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes upon grant of the New Options; however, the tax consequences of the Exchange Offer are not entirely certain.

You should consult with your tax advisor to determine the personal tax consequences of participating in the Exchange Offer. If you are an Eligible Optionholder who is subject to the tax laws of a country other than the U.S. or of more than one country, you should be aware that there may be additional or different tax consequences that may apply to you.

See Section 13 (“Material United States Tax Consequences”) for more information.

We advise all Eligible Optionholders who may consider exchanging their Eligible Options to consult with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in this Exchange Offer.

Q21.	Will I owe taxes if I do not participate in this Exchange Offer?

We have sought to design the Exchange Offer to avoid changing the tax treatment of your Eligible Options if you do not accept the Exchange Offer. However, if the Exchange Offer is extended beyond the original expiration date, then the U.S. Internal Revenue Service (the “IRS”) may characterize the Exchange Offer as a modification of those Eligible Options that are incentive stock options even if you decline the Exchange Offer. A successful assertion by the IRS that your Eligible Options have been modified should not result in tax liability at the time of modification, but could extend the Eligible Options’ holding period to qualify for favorable tax treatment and cause a portion of your Eligible Options to be treated as nonstatutory stock options. If you choose not to exchange your Eligible Options that are incentive stock options, we recommend that you consult with your own tax advisor to determine the tax consequences of the exercise of those Eligible Options and the sale of the common stock that you would receive upon exercise.

Q22.	What happens if, after the grant date of the New Options, my New Options end up being underwater again?

We can provide no assurance as to the possible price of our common stock at any time in the future. We do not anticipate offering optionholders another opportunity to exchange underwater options for new options.

Q23.	What happens to Eligible Options that I choose not to tender or that are not accepted for exchange in this Exchange Offer?

This Exchange Offer will have no effect on Eligible Options that you choose not to tender or on Eligible Options that are not accepted for exchange in this Exchange Offer, except as discussed below with respect to Eligible Options that are incentive stock options. We will not accept for exchange any options that are tendered that do not qualify as Eligible Options. If you tender an option that is not an Eligible Option or is otherwise not accepted for exchange, we will send you a separate notification following the expiration of the Exchange Offer explaining why your tendered option did not qualify as an Eligible Option or otherwise was not accepted for exchange. In the event that the Exchange Offer is extended so that it remains open for more than 30 calendar days the IRS may characterize the Exchange Offer as a modification of those Eligible Options that are incentive stock options, even if you decline the Exchange Offer. A successful assertion by the IRS that your Eligible Options have been modified could extend the Eligible Options’ holding period to qualify for favorable tax treatment and cause a portion of your Eligible Options to be treated as nonstatutory stock options. If you choose not to exchange your Eligible Options that are incentive stock options, we recommend that you consult with your own tax advisor to determine the tax consequences of the exercise of those Eligible Options and the sale of the common stock that you would receive upon exercise.

Q24.	If I tender Eligible Options in this Exchange Offer, am I giving up my rights to them?

Yes. When you tender your Eligible Options and we accept them for exchange, those Eligible Options will be cancelled and you will no longer have any rights to them.

See Section 5 (“Acceptance of Eligible Options For Exchange; Issuance of New Options”) for more information.

Q25.	How long do I have to decide whether to participate in this Exchange Offer?

This Exchange Offer expires at 8:00 p.m., U.S. Pacific Time, on Monday, December 14, 2015. No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of this Exchange Offer at any time. If we extend this Exchange Offer, we will publicly announce the extension and the new expiration date no later than 9:00 a.m., U.S. Pacific Time, on the next business day after the last previously scheduled or announced expiration date. A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight U.S. Eastern Time.

See Section 14 (“Extension of Exchange Offer; Termination; Amendment”) for more information.

Q26.	How do I tender my Eligible Options for exchange?

If you are an Eligible Optionholder on the date that you choose to tender your Eligible Options, you may tender your Eligible Options at any time before this Exchange Offer expires at 8:00 p.m., U.S. Pacific Time, on Monday, December 14, 2015.

To validly tender your Eligible Options, you must deliver a properly completed and signed Election Form, a properly completed and signed Eligible Option Information Sheet, and any other documents required by the Election Form to the attention of Stock Administration, c/o Leticia Salazar, Senior Manager, Accounting and SEC Reporting, by hand, by regular or overnight mail to Zosano Pharma Corporation, 34790 Ardentech Court, Fremont, CA 94555, or by email (by PDF or similar imaged document file) to StockAdmin@zosanopharma.com.

You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange.

Your Eligible Options will not be considered tendered until we receive a properly completed and signed Election Form and Eligible Option Information Sheet. We must receive your properly completed and signed Election Form and Eligible Option Information Sheet before 8:00 p.m., U.S. Pacific Time, on Monday, December 14, 2015. If you miss this deadline, you will not be permitted to participate in this Exchange Offer.

We will accept delivery of the signed Election Form and Eligible Option Information Sheet only by hand, by regular or overnight mail or by email (by PDF or similar imaged document file). The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form and Eligible Option Information Sheet are delivered to the party indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time. In particular, after 5:00 p.m., U.S. Pacific Time, on Friday, December 11, 2105 you may not deliver your Election Form via hand delivery because Stock Administration may not be available to accept your Election Form. After 5:00 p.m. on Friday, December 11, 2015 and before 8:00 p.m., U.S. Pacific Time, on Monday, December 14, 2015 you must submit your Election Form only by email (by PDF or similar imaged document file).

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in the appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend this Exchange Offer, we expect to accept all properly tendered options on Monday, December 14, 2015, following the expiration date of the Exchange Offer.

See Section 3 (“Procedures for Tendering Eligible Options”) for more information.

Q27.	When and how can I withdraw previously tendered Eligible Options?

You may withdraw your tendered Eligible Options at any time before the Exchange Offer expires at 8:00 p.m., U.S. Pacific Time, Monday, December 14, 2015. If we extend the Exchange Offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended expiration of the Exchange Offer.

To withdraw tendered Eligible Options, you must deliver to us a properly completed and signed Notice of Withdrawal with the required information while you still have the right to withdraw the tendered Eligible Options. The Notice of Withdrawal may be delivered by any of the means, and by the deadline, indicated for a valid tender as set forth in Question 27 above.

If you miss this deadline but remain an Eligible Optionholder, any previously tendered Eligible Options will be cancelled and exchanged pursuant to this Exchange Offer. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form and Eligible Option Information Sheet or Notice of Withdrawal we receive before the expiration date and time.

The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is timely delivered to us. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

Once you have withdrawn Eligible Options, you may re-tender Eligible Options only by again following the procedures described for validly tendering options in this Exchange Offer as discussed in Question 27 above.

See Section 4 (“Withdrawal Rights”) for more information.

Q28.	How will I know whether you have received my Election Form and Eligible Option Information Sheet or my Notice of Withdrawal?

We will use our best efforts to send you an email or other form of communication, as appropriate, to confirm receipt of your Election Form and Eligible Option Information Sheet or Notice of Withdrawal shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form and Eligible Option Information Sheet or Notice of Withdrawal, as applicable, prior to the expiration date of the Exchange Offer. See Section 3 (“Procedures for Tendering Eligible Options”) for more information.

Q29.	What will happen if I do not return my Election Form and Eligible Option Information Sheet by the deadline?

If we do not receive your Election Form and Eligible Option Information Sheet by the deadline, then all Eligible Options held by you will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to tender any of your Eligible Options for exchange in this Exchange Offer, you do not need to do anything. See Section 3 (“Procedures for Tendering Eligible Options”) for more information.

Q30.	What if I have any questions regarding this Exchange Offer, or if I need additional copies of this Exchange Offer or any documents attached hereto or referred to herein?

You should direct questions about this Exchange Offer (including requests for additional or paper copies of this Exchange Offer and other Exchange Offer documents which will be promptly furnished to you at the Company’s expense) to Stock Administration, c/o Leticia Salazar, at Zosano Pharma Corporation, 34790 Ardentech Court, Fremont, California 94555, phone: (510) 745-4015, email: StockAdmin@zosanopharma.com.

RISK FACTORS

Participation in this Exchange Offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your Eligible Options in the manner described in this Exchange Offer.

Risks Related to This Exchange Offer

The exercise price of the New Options could be greater than the exercise price of the Eligible Options that you tender for exchange.

The exercise price of the New Options, which will be equal to the closing price of our common stock as reported on NASDAQ on the date of grant of your New Option, will not be determined until the first business day following the expiration of the Exchange Offer. Accordingly, you will not be able to determine the exercise price of your New Option at the time you tender your Eligible Options for exchange. The price of our common stock is volatile and our shares have traded at a per share price ranging between $3.96 and $9.61 during the three months ended September 30, 2015. The exercise price of the New Options could be higher than the exercise price of the Eligible Options that you tender for exchange.

The exercise price of the New Options could become underwater again after they are granted.

The price of our common stock is volatile and we can provide no assurance as to the possible price of our common stock at any time in the future. The exercise price of your New Option, which will be equal to the closing price of our common stock as reported on NASDAQ on the date of grant of your New Option, may become higher than the current market price per share of our common stock at any time in the future and may become underwater again.

Your New Option may not be eligible for favorable incentive stock option tax treatment under U.S. tax laws.

The New Options will generally be of the same type (for U.S. tax purposes) as the Eligible Options you tender for exchange. If the Eligible Option you tender for exchange is a nonstatutory stock option, the New Option you receive in its place will likewise be a nonstatutory stock option. If the Eligible Option you tender for exchange is an incentive stock option, the New Option you receive in its place will likewise be an incentive stock option to the maximum extent permitted by law. Note, however, that for calendar year 2015, to the extent that the aggregate fair market value of the shares of our common stock subject to your incentive stock options (including the New Option, all Eligible Options whether or not tendered for exchange, and other incentive stock options you hold that are not Eligible Options),in each case determined as of the grant date of such Option, either become exercisable during calendar year 2015, or would have become exercisable during such year if they had not been cancelled, exceeds $100,000, such excess portion will not constitute an incentive stock option and will instead be treated as a nonstatutory stock option. The same rule will apply for subsequent years except that the value of shares that would have become exercisable under any Eligible Options that are cancelled will no longer be taken into account.

You should also note that in order to receive favorable tax treatment for incentive stock options, the shares subject to the New Option must be held more than two years after the New Option grant date and more than one year after you exercise the New Option. Because the New Options will be deemed a completely new grant for purposes of the incentive stock option rules, employees will not receive any credit for the time during which they held their Eligible Options. As a result, in order for the new incentive stock options to be eligible for favorable U.S. federal tax treatment, you must wait to sell any shares you receive upon exercise of your new incentive stock option until the passage of more than two years from the New Option grant date and more than one year after you exercise the New Option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the New Option shares over the exercise price of the New Option will be treated as long-term capital gain. See Section 13 (“Material United States Tax Consequences”) for more information about the tax treatment of the New Options.

The New Options will have a new vesting schedule and you will lose any vesting you may have in your Eligible Options.

If you elect to participate in the Exchange Offer, you will lose any vesting you have in your Eligible Options because each New Option will be subject to a new vesting schedule, even if the Eligible Options exchanged were fully or partially vested. Under the new vesting schedule, the terms of which are further described in Section 8 (“Source and Amount of Consideration; Terms of New Options”) of this Exchange Offer, the earliest that any New Option will vest is one year following the date the New Options are granted, subject to acceleration of vesting and exercisability in certain merger or change-in-control transactions, pursuant to the terms of the 2014 Plan or other agreements providing for vesting acceleration in certain circumstances. Vesting generally will be conditioned on your continued service with us through each applicable vesting date, subject to acceleration of vesting and exercisability in certain merger or change-in-control transactions, pursuant to the terms of the 2014 Plan or other agreements providing for vesting acceleration in certain circumstances. As a result, if you exchange one or more Eligible Options for a New Option and your continued service with us terminates for any reason before the New Option is vested in full, you will forfeit that portion of the New Option that remains unvested at the time your continued service terminates.

Even if you choose not to participate in this Exchange Offer, you may be required to restart the measurement periods required to be eligible for favorable tax treatment for your existing Eligible Options that are incentive stock options.

This Exchange Offer is currently expected to remain open for 29 calendar days. If we extend this Exchange Offer such that it is open for 30 or more calendar days, Eligible Options that are incentive stock options held by employees who do not participate in this Offer may be considered to have been modified. If this occurs, the commencement date of the Exchange Offer (Monday, November 16, 2015) will be considered the modification date (which is treated as a deemed new grant date) for purposes of determining whether the employee will receive favorable tax treatment with respect to the incentive stock options. As a result, in order to receive favorable tax treatment with respect to any such incentive stock option that is an Eligible Option but not tendered for exchange, and if the Exchange Offer is open for 30 or more calendar days, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two years from the date this Exchange Offer commenced (Monday, November 16, 2015) (i.e., the date of the deemed modification) and more than one year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain. For more detailed information, see Section 13 (“Material United States Tax Consequences”) for more information about the tax treatment of the New Options.

There may be adverse tax consequences associated with your participation in the Exchange Offer.

Although we believe that the exchange of Eligible Options for New Options pursuant to the Exchange Offer should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of grants of Eligible Options and the grant of New Options, the tax consequences of the Exchange Offer to you may be different depending on your personal circumstances. We recommend that all Eligible Optionholders who are considering exchanging their Eligible Options consult with their own tax advisors with respect to the local, state, federal, and foreign tax consequences of participating in the Exchange Offer. See Section 13 (“Material United States Tax Consequences”) for more information about the federal income tax impacts of the Exchange Offer in the United States. If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should consult with your own tax advisors to discuss these consequences.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 and also the other information provided in this Exchange Offer and the other materials that we have filed with the Securities and Exchange Commission, or SEC, before making a decision as to whether or not to tender your Eligible Options. You may access these filings electronically at the SEC’s Internet site at http://www.sec.gov. In addition, we will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

THE EXCHANGE OFFER

Section 1. Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer.

Upon the terms and subject to the conditions of this Exchange Offer, we are making an offer to Eligible Optionholders to exchange some or all of their Eligible Option grants that are properly tendered in accordance with Section 3 (“Procedures for Tendering Eligible Options”) and not validly withdrawn pursuant to Section 4 (“Withdrawal Rights”) before the expiration date of this Exchange Offer for New Options to purchase the same number of shares with an exercise price per share equal to the closing price of our common stock as reported on the NASDAQ Capital Market ( “NASDAQ”) on the date of grant of the New Options, which we expect will be the first business day after the expiration date of the Exchange Offer (the “Market Price”). A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight U.S. Eastern Time.

“Eligible Options” are outstanding stock options granted under the Zosano Pharma Corporation 2014 Equity and Incentive Plan (the “2014 Plan”) with an exercise price greater than $3.00 per share.

You are an “Eligible Optionholder” if:

•	On the date this option exchange commences, you are employed by Zosano and have not been notified by us that your employment with Zosano is being terminated; and

•	You continue to be employed by Zosano, and have not submitted a notice of resignation or received a notice of termination, on or prior to the expiration of the Exchange Offer.

You will not be eligible to tender Eligible Options or receive a New Option under this Exchange Offer if you cease to be an Eligible Optionholder for any reason prior to the expiration of the Exchange Offer, including retirement, disability or death. An individual who is on an authorized leave of absence and is otherwise an Eligible Optionholder on such date will be eligible to tender Eligible Options in this Exchange Offer. If you tender your Eligible Options and they are accepted and cancelled in this Exchange Offer and you are on an authorized leave of absence on the grant date of the New Option, you will be entitled to receive a New Option on that date as long as you are otherwise eligible to participate in the 2014 Plan, as applicable. Leave is considered “authorized” if it was approved in accordance with our policies.

The options which are issued pursuant to this Exchange Offer in exchange for Eligible Options are “New Options.” Each New Option will cover the same number of shares of our common stock as the surrendered Eligible Options and will otherwise have substantially the same terms and conditions as the surrendered Eligible Option it replaces except that:

•	The exercise price per share for your New Option will be equal to the Market Price.

•	Each New Option will be completely unvested at the time of grant and will become vested on the basis of an Eligible Optionholder’s continued service with us. New Options granted to employees shall vest over four years, starting on the date of grant. Certain New Options may be subject to acceleration of vesting and exercisability in certain merger or change-in-control transactions, pursuant to the terms of the 2014 Plan or other agreements providing for vesting acceleration in certain circumstances.

•	Each New Option will have a new ten-year term from the grant date of the New Option.

•	The New Options will generally be of the same type (for U.S. tax purposes) as the Eligible Options you tender for exchange. If the Eligible Option you tender for exchange is a nonstatutory stock option, the New Option you receive in its place will likewise be a nonstatutory stock option. If the Eligible Option you tender for exchange is an incentive stock option, the New Option you receive in its place will likewise be an incentive stock option, but only to the maximum extent permitted by law. See Section 13 (“Material United States Tax Consequences”) for more information about the tax treatment of the New Options.

This Exchange Offer is scheduled to expire at 8:00 p.m., U.S. Pacific Time, on Monday, December 14, 2015, referred to as the expiration date of the Exchange Offer, unless and until we, in our sole discretion, extend the expiration date of the Exchange Offer. See Section 14 (“Extension of Exchange Offer; Termination; Amendment”) for a description of our rights to extend, terminate and amend this Exchange Offer.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.

NOTHING IN THIS EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF ZOSANO. THE TERMS OF YOUR SERVICE WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR SERVICE UNTIL THE EXPIRATION OF THE EXCHANGE OFFER AND/OR THE GRANT DATE FOR THE NEW OPTIONS OR THEREAFTER.

Section 2. Purpose of This Exchange Offer.

We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our business. We rely on highly skilled and educated technical and managerial employees to implement our strategic initiatives, and expand and develop our business. Competition for employees is intense, and many companies use stock options as a means of attracting, motivating and retaining their best employees. At Zosano, we have issued stock options to our employees under the 2014 Plan as a means to promote the long-term success of our business. We believe that sharing ownership with our employees aligns their interests with our interests and the interests of our stockholders, and encourages our employees to devote the best of their abilities to help achieve long-term value for our company. Stock options have been, and continue to be, a critical element of our overall incentive compensation an important part of compensation and retention programs, and, in addition to providing incentives for our employees to grow long-term stockholder value, are designed to encourage the long-term service of our employees.

Historically, when our compensation committee approves the grant of a stock option, an exercise price is established that must be paid to purchase shares of common stock when the option is exercised. The exercise price per share is equal to the market price of a share of our common stock on the date the stock option is granted. Thus, an optionholder receives value only if he or she exercises a stock option and later sells the purchased shares at a price that exceeds the stock option’s exercise price.

We believe that it is critical to our success to retain and motivate key employees throughout our operations and to reinforce the alignment of our employees’ interests with those of our stockholders. However, as a result of the recent stock price decline, many of our employee stock options are significantly “underwater,” meaning that they have exercise prices significantly above the current market price for our common stock. Our Board of Directors and the Compensation Committee of our Board believe these underwater options do not effectively serve the long-term incentive, motivation and retention objectives that they were intended to provide.

As of November 13, 2015, the closing price of our common stock on NASDAQ was $2.82 per share and the weighted average exercise price of Eligible Options was $8.44 per share. As of that date, stock options for approximately 478,394 shares of common stock at exercise prices greater than $3.00 per share were held by 42 employees, including senior executives who have recently joined us and whose efforts we believe are critical to our success. These underwater stock options do not currently provide meaningful retention or incentive value to our employees for the longer term. We are concerned these unexercised and underwater options have lost their value as either an incentive or retention tool.

We are making this Exchange Offer to address this situation in recognition of the key contributions of Eligible Optionholders to the Company by providing Eligible Optionholders with an opportunity to exchange Eligible Options for a New Option issued under our 2014 Plan to provide a long-term incentive that we believe will more closely align the interests of participating employees with the interests of our stockholders. By providing Eligible Optionholders with the opportunity to realign the exercise prices of previously granted stock options with the current per share market price of our common stock and hold stock options that, over time, have a greater potential to increase in value, we believe these stock options will again become important tools to help motivate participating employees to contribute to achieving the long-term strategic and business objectives of our company and, grow long-term stockholder value, and to encourage their long-term service with us. While we hope the Exchange Offer will reduce the current disparity between the per share market price of our common stock and the exercise price of the Eligible Options, given the volatile and unpredictable nature of the current economy, the stock market, and the price per share of our stock we cannot guarantee that, subsequent to the expiration date of the Offer, the per share market price of our common stock will increase to a price that is greater than the exercise price of the New Options.

In deciding whether to tender one or more Eligible Options pursuant to the Exchange Offer, you should know that we continually evaluate and explore strategic opportunities as they arise. At any given time, we may be engaged in discussions or negotiations with respect to one or more corporate transactions of the type described below. We also grant equity awards in the ordinary course of business to our directors and our current and new employees, including our executive officers. Our directors and employees, including our executive officers, from time to time may acquire or dispose of our securities. We may from time to time repurchase our own outstanding securities in accordance with applicable securities laws.

Subject to the foregoing and except as otherwise disclosed in the Exchange Offer or in our filings with the SEC, we presently have no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of our subsidiaries;

•	any material change in our present dividend rate or policy or our indebtedness or capitalization;

•	any change in our present board of directors or executive management team, including any plans to change the number or term of our directors or to fill any existing board vacancies or to change the material terms of any executive officer’s employment;

•	any other material change in our corporate structure or business;

•	our common stock not being traded on a national securities exchange;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended, or the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.

Section 3. Procedures For Tendering Eligible Options.

If you are an Eligible Optionholder, you may tender your Eligible Options at any time before the expiration date of the Exchange Offer. The expiration date of the Exchange Offer is currently scheduled for 8:00 p.m., U.S. Pacific Time, on Monday, December 14, 2015. If we extend this Exchange Offer beyond that time, you may tender your Eligible Options at any time until the extended expiration date of the Exchange Offer.

If you elect to tender an Eligible Option in exchange for a New Option, you must exchange the entire Eligible Option grant.

You will be able to elect to exchange as few or as many of your Eligible Option grants as you wish. If you tender one Eligible Option grant in this Exchange Offer, you do not need to tender any other Eligible Option grants you may hold. If you attempt to exchange a portion but not all of an outstanding Eligible Option grant, we will reject your tender of that particular grant. Such rejection will not affect any other Eligible Options that are properly tendered.

Proper Tender of Eligible Options. To validly tender your Eligible Options pursuant to this Exchange Offer you must remain an Eligible Optionholder and must not have given a notice of resignation or received a notice of termination prior to the first business day after the expiration date of the Exchange Offer. If you wish to tender your Eligible Options for exchange, you must properly complete and sign the accompanying Election Form and Eligible Option Information Sheet and deliver the properly completed and signed documents to us so that we receive them before 8:00 p.m., U.S. Pacific Time, on Monday, December 14, 2015 (or such later date as may apply if this Exchange Offer is extended), by one of the following means:

By Mail or Courier

Zosano Pharma Corporation

34790 Ardentech Court

Fremont, California 94555

Attention: Stock Administration

By Hand (Before 5:00 p.m. U.S. Pacific Time on Friday, December 11, 2015)

To: Stock Administration

c/o Leticia Salazar, Senior Manager, Accounting and SEC Reporting

By Email (With PDF or similar imaged document file)

To: StockAdmin@zosanopharma.com

Except as described in the following sentence, the Election Form must be signed by the Eligible Optionholder who tendered the Eligible Option exactly as the Eligible Optionholder’s name appears on the stock option agreement relating to the Eligible Option. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form. You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange.

Your Eligible Options will not be considered tendered until we receive the properly completed and signed Election Form and Eligible Option Information Sheet. We must receive your properly completed and signed Election Form and Eligible Option Information Sheet before 8:00 p.m., U.S. Pacific Time, on Monday, December 14, 2015. If you miss this deadline or submit an Election Form or Eligible Option Information Sheet that is not properly completed as of the deadline, you will not be permitted to participate in this Exchange Offer. We will accept delivery of the signed Election Form only by hand, by regular or overnight mail or by email (by PDF or similar imaged document file). The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form and Eligible Option Information Sheet are delivered to the party indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form and Eligible Option Information Sheet before 8:00 p.m., U.S. Pacific Time, on Monday, December 14, 2015. In particular, after 5:00 p.m., U.S. Pacific Time, on Friday, December 11, 2015, you may not deliver your Election Form via hand delivery because Stock Administration may not be available to accept your Election Form. After 5:00 p.m. on Friday, December 11, 2015 and before 8:00 p.m., U.S. Pacific Time, on Monday, December 14, 2015, you must submit your Election Form only by email (by PDF or similar imaged document file).

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine all questions as to form of documents and the validity, eligibility, time of receipt and acceptance of any tender of Eligible Options. Neither Zosano nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionholder or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer, and we will strictly enforce this offer period, subject only to any extension of the expiration date of the Exchange Offer that we may grant in our sole discretion. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of this Exchange Offer or any defect or irregularity in any tender with respect to any particular Eligible Options or any particular Eligible Optionholder.

Our Acceptance Constitutes an Agreement. Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 (“Withdrawal Rights”) and our acceptance of your tendered Eligible Options in accordance with Section 5 (“Acceptance of Eligible Options for Exchange; Issuance of New Options”). Our acceptance for exchange of Eligible Options tendered by you pursuant to this Exchange Offer will constitute a binding agreement between Zosano and you upon the terms and subject to the conditions of this Exchange Offer.

Subject to our rights to terminate and amend this Exchange Offer in accordance with Section 6 (“Conditions of This Exchange Offer”), we expect to accept and cancel, on the day the Exchange Offer expires, all properly tendered Eligible Options that have not been validly withdrawn, and we expect to grant the New Options on the next business day immediately following the day the Exchange Offer expires. You will be required to enter into a stock option agreement governing the terms of the New Option issued to you, which we will distribute promptly following the New Option grant date. If the expiration date of the Exchange Offer is extended, then the cancellation date and the New Option grant date would be similarly extended.

Section 4. Withdrawal Rights.

If you elect to accept this Exchange Offer as to some or all of your Eligible Options and later change your mind, you may withdraw your tendered options by following the procedure described in this Section 4. Please note that, just as you may not tender only part of an Eligible Option grant, you also may not withdraw your election with respect to only a portion of an Eligible Option grant. If you elect to withdraw a previously tendered Eligible Option grant, you must withdraw the entire Eligible Option, but need not withdraw any other tendered Eligible Options.

We will permit any options tendered in the Exchange Offer to be withdrawn at any time during the period the Exchange Offer remains open and, if not yet accepted for exchange, after the expiration of 40 business days from the commencement of the Exchange Offer. Please note that, upon the terms and subject to the conditions of this Exchange Offer, we still expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn on the expiration date of the exchange offer, which is expected to be 8:00 p.m., U.S. Pacific Time, on Monday, December 14, 2015 unless further extended.

To validly withdraw tendered Eligible Options, you must deliver to us (using one of the same delivery methods described in Section 3) a properly completed and signed Notice of Withdrawal while you still have the right to withdraw the tendered options. Your tendered Eligible Options will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline for withdrawal but remain an Eligible Optionholder of Zosano, any previously tendered Eligible Options will be cancelled and exchanged pursuant to this Exchange Offer. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the party indicated in Section 3 above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time. In particular, after 5:00 p.m., U.S. Pacific Time, on Friday, December 11, 2015, you may not deliver your Notice of Withdrawal Form via hand delivery because Stock Administration may not be available to accept your Notice of Withdrawal Form. After 5:00 p.m. on Friday, December 11, 2015 and before 8:00 p.m., U.S. Pacific Time, on Monday, December 14, 2015, you must submit your Notice of Withdrawal Form only by email (by PDF or similar imaged document file).

The Notice of Withdrawal must specify the Eligible Options to be withdrawn. Except as described in the following sentence, the Notice of Withdrawal must be signed by the Eligible Optionholder who tendered the Eligible Options to be withdrawn exactly as such Eligible Optionholder’s name appears on the Election Form previously submitted. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal. We have filed with the SEC a form of the Notice of Withdrawal as an exhibit to the Schedule TO. We will deliver a copy of the Notice of Withdrawal form to all optionholders that validly elect to participate in this Exchange Offer.

You may not rescind any withdrawal, and any Eligible Options you withdraw will thereafter be deemed not properly tendered for purposes of this Exchange Offer, unless you properly re-tender those Eligible Options before the expiration date of the Exchange Offer by following the procedures described in Section 3 of this Exchange Offer.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Section 5. Acceptance of Eligible Options For Exchange; Issuance of New Options.

Upon the terms and subject to the conditions of this Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn at the time of expiration of the Exchange Offer, which is currently scheduled to expire at 8:00 p.m., U.S. Pacific Time, on Monday, December 14, 2015. Once we have accepted Eligible Options tendered by you, the Eligible Options you tendered will be cancelled and you will no longer have any rights under the tendered Eligible Options. We expect to issue the New Options on the next business day following the expiration date of the Exchange Offer. We will issue stock option agreements for the New Options promptly after we issue the New Options. If this Exchange Offer is extended, then the New Option grant date will be similarly extended.

Promptly after we cancel Eligible Options tendered for exchange, we will send each tendering Eligible Optionholder a “confirmation letter” indicating the Eligible Options that we have accepted for exchange, the date of acceptance and grant date of the New Options, and the number of shares underlying such New Options that were issued to each tendering optionholder. We have filed with the SEC a form of this letter as an exhibit to the Schedule TO.

If you have tendered Eligible Options under this Exchange Offer and your service terminates for any reason, or if you submit a notice of resignation or receive a notice of termination, before the Exchange Offer expires, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your Eligible Options for cancellation. In that case, generally you may exercise your existing options for a limited time after your termination date to the extent they are vested and in accordance with their terms.

Section 6. Conditions of This Exchange Offer.

Notwithstanding any other provision of this Exchange Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate or amend this Exchange Offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the expiration date of the Exchange Offer, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

(a)	there shall have been threatened or instituted any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Exchange Offer, the cancellation of some or all of the Eligible Options tendered for exchange, the issuance of New Options or otherwise relates in any manner to the Exchange Offer or that, in our reasonable judgment, could materially affect our business, condition (financial or other), assets, income, operations, prospects or stock ownership;

(b)	there shall have been threatened, instituted or taken, any action, or any approval, exemption or consent shall have been withheld, or any statute, rule, regulation, judgment, order or injunction shall have been proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the Exchange Offer or us, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly:

(i)	make it illegal for us to accept some or all of the tendered Eligible Options for exchange, or to issue some or all of the New Options, or otherwise restrict or prohibit consummation of this Exchange Offer or otherwise relate in any manner to this Exchange Offer;

(ii)	delay or restrict our ability, or render us unable, to accept the tendered Eligible Options for exchange or to grant New Options for some or all of the tendered Eligible Options; or

(iii)	impair the contemplated benefits of the Exchange Offer to us;

(c)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or automated quotation system or in the over-the-counter market;

(d)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

(e)	the commencement or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Exchange Offer;

(f)	a tender or exchange offer (other than this Exchange Offer) with respect to some or all of our capital stock, or a merger or acquisition proposal for us, shall have been proposed, announced or publicly disclosed or we shall have learned that:

(i)	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act has acquired more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the Exchange Offer;

(ii)	any such person, entity or group which had publicly disclosed such ownership prior to such date has acquired additional common stock constituting more than 1% of our outstanding shares; or

(iii)	any new group has been formed that beneficially owns more than 5% of our outstanding common stock that, in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Exchange Offer or with such acceptance for exchange of eligible options;

(g)	any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Exchange Offer, other than as contemplated as of the commencement date of this offer (as described in Section 11 of this Exchange Offer);

(h)	a material loss or interference with our business or properties from fire, explosion, earthquake, flood or other casualty, whether or not covered by insurance, or from any labor dispute;

(i)	a substantial decline or increase in our stock price or significant volatility in the market price of our stock resulting from any number of factors, including fluctuations in our operating results, announcements of technological innovations or new products, the announcement, commencement, developments in proprietary rights, or changes in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Exchange Offer;

(j)	any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the Exchange Offer;

(k)	changes in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, financial condition, operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Exchange Offer;

(l)	any changes occur in our business, financial condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us; or

(m)	the Market Price of our common stock on the date of expiration of the Exchange Offer is greater than $8.44 per share.

The conditions to this Exchange Offer are for our benefit. We may assert them prior to the expiration date of the Exchange Offer regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction). We may waive the conditions, in whole or in part, at any time and from time to time prior to the expiration date of the Exchange Offer, whether or not we waive any other condition to this Exchange Offer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

Section 7. Price Range of Our Common Stock.

The Eligible Options give Eligible Optionholders the right to acquire shares of our common stock. None of the Eligible Options are traded on any trading market. Our common stock has been traded on the NASDAQ under the symbol “ZSAN.”

On January 27, 2015 we issued and sold a total of 4,610,000 shares of common stock in our initial public offering at an initial public offering price of $11.00 per share. Prior to January 27, 2015, there was no established trading market for our common stock. The following table sets forth on a per share basis the high and low sales prices for our common stock on the NASDAQ since our initial public offering, as applicable, during the periods indicated.

	High	Low
Fiscal 2015
Quarter Ended:
March 31, 2015 (from January 27, 2015)	$11.67	$9.01
June 30, 2015	10.69	7.25
September 30, 2015	9.61	3.96
December 31, 2015 (through November 13, 2015)	4.00	2.25

As of November 13, 2015 we had 33 stockholders of record and 11,966,958 shares were issued and outstanding. Because brokers and other institutions on behalf of stockholders hold many of our shares, we are unable to estimate the total number of beneficial stockholders represented by these record holders. On November 13, 2015, the closing price for our common stock as reported on the NASDAQ was $2.82 per share. We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your Eligible Options. The price of our common stock has been, and in the future may be, volatile and could decline. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.

Section 8. Source and Amount of Consideration; Terms of New Options.

Consideration. The New Options issued in exchange for Eligible Options in the Exchange Offer will be issued under the 2014 Plan.

As of November 13, 2015, there were outstanding Eligible Options, held by 42 optionholders, to purchase an aggregate of 478,394 shares of our common stock with a weighted average exercise price of $8.44 per share, all of which were issued under the 2014 Plan. Assuming all Eligible Options were tendered in the Exchange Offer, New Options covering a maximum number of 478,394 shares would be granted.

Terms of New Options. Each New Option will cover the same number of shares of our common stock as the Surrendered Eligible Options and will otherwise have substantially the same terms and conditions as the surrendered Eligible Option it replaces, except that:

•	The exercise price per share for your New Option will be equal to the Market Price.

•	Each New Option will be completely unvested at the time of grant and will become vested on the basis of an Eligible Optionholder’s continued service with us. New Options granted to employees shall vest over four years, beginning on the date of grant. If you exchange an Eligible Option(s) for a New Option and your service with us terminates for any reason before the New Option is vested in full, then you will forfeit that portion of the New Option received that remains unvested at the time your service with us terminates. Certain New Options may be subject to acceleration of vesting and exercisability in certain merger or change-in-control transactions, pursuant to the terms of the 2014 Plan or other agreements providing for vesting acceleration in certain circumstances.

•	Each New Option will have a new ten-year term from the grant date of the New Option.

•	Any New Option that is granted in exchange for a surrendered Eligible Option that qualified as an incentive stock option as defined in Section 422 of the Internal Revenue Code will also be characterized as an incentive stock option as to the maximum number of shares of our common stock permissible under Section 422 of the Internal Revenue Code, with the balance of any such option being characterized as a non-qualified stock option for tax purposes.

The Eligible Option Information Sheet that you received along with this Exchange Offer document and the Election Form includes the number of shares subject to a New Option that may be granted in exchange for your Eligible Options.

NOTHING IN THIS EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF ZOSANO. THE TERMS OF YOUR SERVICE WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR SERVICE UNTIL THE EXPIRATION OF THE EXCHANGE OFFER AND/OR THE GRANT DATE FOR THE NEW OPTIONS OR THEREAFTER.

2014 Equity and Incentive Plan. The following is a description of the principal provisions of the 2014 Plan that apply to options made under that plan, including the Eligible Options and New Options.

Eligibility. The 2014 Plan provides for the following types of stock awards to the following persons:

•	Incentive stock options, as defined under the Internal Revenue Code of 1986, as amended (the “Code”), which may be granted solely to employees (including officers); and

•	Nonstatutory stock options, incentive stock options, Restricted Stock awards, Restricted Stock units, Stock Appreciation Rights, Performance Share awards, Unrestricted Stock awards and Dividend Equivalents rights, all of which may be granted to our employees (including officers), directors and consultants and our parent and subsidiary corporations’ employees and consultants.

Term. Subject to requirements of law or any stock exchange or similar rules which would require a vote of our stockholders, our board of directors may, at any time, amend or discontinue the 2014.

Administration. Pursuant to the terms of the 2014 Plan, the compensation committee of our board of directors administers the 2014 Plan. Subject to the terms of the 2014 Plan, our compensation committee determines recipients, the numbers of shares subject to and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, our compensation committee will also determine the exercise, purchase or strike price of each stock award, the time periods and goals for any performance-based stock awards and has the authority to institute an exchange program whereby the exercise prices of outstanding awards may be reduced or outstanding awards may be surrendered in exchange for awards with a lower exercise price.

Stock Subject to the 2014 Plan. Subject to the provisions of the 2014 Plan relating to adjustments upon changes in stock, the aggregate number of shares of common stock of the Company that may be issued pursuant to stock awards under the 2014 Plan is 1,400,000 shares. As of November 13, 2015 stock awards covering 506,394 shares of our common stock were outstanding under the 2014 Plan and approximately 884,606 shares remained available for future stock awards. Shares of common stock subject to options that terminate without having been exercised again become available for issuance under the 2014 Plan.

Stock Option Awards. Stock options are granted pursuant to stock option agreements. Our compensation committee determines the exercise price of options granted under the 2014 Plan, except that the exercise price of incentive stock options must be at least 100% of the fair market value of the common stock on the date of the grant and, in some cases, at least 110% of such fair market value, as described below. In addition, the exercise price for any nonstatutory stock option intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code cannot be less than 100% of the fair market value of the common stock on the date of grant.

Options granted under the 2014 Plan vest at the rate and under the terms and conditions specified in the option agreement. In general, stock options granted under the 2014 Plan may not be exercised after the expiration of ten years from the date of grant. If an optionholder’s relationship with us, or any affiliate of ours, terminates for any reason other than disability or death, the optionholder may exercise his or her option (to the extent that such option was vested at the time of termination), but only within the period of time ending on the earlier of (i) three months following such termination (or such longer or shorter period as specified in the option agreement) or (ii) the expiration of the maximum term of the option as set forth in the option agreement. If an optionholder’s relationship with us, or any affiliate of ours, terminates due to disability or death, the optionholder may exercise his or her option (to the extent that such option was vested at the time of termination), but only within the period ending on the earlier of (i) twelve months following such termination (or such longer or shorter period as specified in the option agreement) or (ii) the expiration of the maximum term of such option as set forth in the option agreement. If the optionholder dies within three months after termination of service, the optionholder’s estate, heirs or designated beneficiaries may exercise the option (to the extent that such option was vested at the time of death), but only within the period ending on the earlier of (i) three months following the optionholder’s death (or such longer or shorter period as specified in the option agreement) or (ii) the expiration of the maximum term of the option as set forth in the option agreement. If an option is not exercised within the time specified in the option agreement, such option terminates.

Common stock issued pursuant to stock options granted under the 2014 Plan may, at the discretion of our compensation committee, be paid for (i) by cash, check, bank draft or money order, (ii) pursuant to a cashless exercise program implemented by the Company in connection with the 2014 Plan, (iii) by delivery of other common stock of Zosano, (iv) prior to the issuance of the stock subject to the stock option, the receipt of cash or check by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds, or (v) in any other form of legal consideration acceptable to our Board.

Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution. However, an optionholder may designate a beneficiary who may exercise the option following the optionholder’s death. An option may also be transferred pursuant to a domestic relations order but will be deemed to be a nonstatutory stock option as a result of such transfer.

Tax Limitations on Incentive Stock Options. Incentive stock options may be granted only to our employees. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to incentive stock options that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit are treated as nonqualified stock options. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the total combined voting power of Zosano or of any affiliate unless the following conditions are satisfied:

•	The option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant; and

•	The term of the incentive stock option award does not exceed five years from the date of grant.

Adjustments Upon Changes in Stock. In the event of a dividend or other distribution, recapitalization, stock split, or other change in the corporate structure of the Company affecting the common stock subject to the 2014 Plan or subject to any stock award, the class(es) and maximum number of shares subject to the 2014 Plan, the numerical share and annual award limits applicable under the 2014 Plan and the class(es) and number of shares and price per share of stock subject to outstanding stock awards will be appropriately adjusted.

Amendments to the 2014 Plan. Our compensation commitee has the authority to amend the 2014 Plan, so long as the action does not adversely effect in any material way any stock award previously granted under the 2014 Plan, unless mutually agreed upon in writing between the holder of the award and the Company. In addition, no amendment will be effective unless approved by our stockholders where the amendment requires stockholder approval under applicable law or stock exchange requirements. Our compensation committee may, in its sole discretion, submit any other amendment to the 2014 Plan for stockholder approval.

Termination or Suspension of the 2014 Plan. Our compensation committee may suspend or terminate the 2014 Plan at any time. No stock awards may be granted under the 2014 Plan while the 2014 Plan is suspended or after it is terminated.

Section 9. Information Concerning Us; Financial Information.

Information Concerning Us.

We are a clinical stage specialty pharmaceutical company that has developed a proprietary transdermal microneedle patch system to deliver drug formulations through the skin for the treatment of a variety of indications. Our microneedle patch system offers rapid onset, consistent drug delivery, improved ease of use and room-temperature stability, benefits which we believe often are unavailable using oral formulations or injections. Our microneedle patch system has the potential to deliver numerous medications for a wide variety of indications, in commercially attractive markets. By focusing our development efforts on the delivery of established molecules with known safety and efficacy and premium pricing, we plan to reduce our clinical and regulatory risk and development costs and accelerate our time to commercialization.

Our short-wear-time transdermal patch consists of an array of titanium microneedles that is coated with our proprietary formulation of an existing drug and attached to an adhesive patch. When the patch is applied with our hand-held applicator, the microneedles painlessly penetrate the skin to a depth of 200 microns or less, resulting in rapid dissolution and absorption of the drug coating through the capillary bed. We believe our system enables rapid and consistent delivery of the drug, with therapeutic effect typically occurring within 30 minutes or less, and easy, pain-free administration. We focus on developing specific formulations of approved drugs to be administered by our microneedle patch system, for indications in which rapid onset, ease of use and stability offer significant therapeutic and practical advantages. We target indications with patient populations that we believe will provide us with an attractive commercial opportunity. Our lead product candidates, and the indications they are expected to treat, are as follows:

•	ZP-PTH, for severe osteoporosis;

•	ZP-Glucagon, for severe hypoglycemia; and

•	ZP-Triptan, for migraine.

We have two wholly owned subsidiaries: ZP Opco, Inc. (Opco), through which we conduct our primary research and development activities, and ZP Group LLC, originally a joint venture with Asahi Kasei Pharma USA and which ceased operations in connection with the termination of the joint venture in December 2013. We operate in one business segment to develop human pharmaceutical products. Management uses one measurement of profitability and does not segregate its business for internal reporting.

We were incorporated under the laws of the State of Delaware as ZP Holdings, Inc. in January 2012, and changed our name to Zosano Pharma Corporation in June 2014. Our business was spun out of ALZA Corporation, a subsidiary of Johnson & Johnson, in October 2006. We were originally incorporated under the name The Macroflux Corporation, and changed our name to Zosano Pharma, Inc. in 2007 following the spin-off from Johnson & Johnson. In April 2012, in a transaction to recapitalize the business, a wholly-owned subsidiary of ZP Holdings was merged with and into Zosano Pharma, Inc., whereby Zosano Pharma, Inc. was the surviving entity and became a wholly-owned subsidiary of ZP Holdings. In June 2014, Zosano Pharma, Inc. changed its name to ZP Opco, Inc. Our principal executive offices are located at 34790 Ardentech Court, Fremont, California 94555. Our telephone number is (510) 745-1200. Our website address is www.zosanopharma.com.

Financial Information. A summary of certain financial information is attached as Schedule A to this Exchange Offer and should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 26, 2015 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 filed with the SEC on November 10, 2015, respectively, each of which are incorporated herein by reference.

Additional Information. For more information about us, please refer to our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 26, 2015 and in our Quarterly Report on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 filed with the SEC on May 12, 2015, August 13, 2015 and November 10, 2015, respectively, and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to tender your Eligible Options. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 10. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.

As of November 13, 2015, our executive officers and non-employee directors as a group held outstanding options to purchase an aggregate of 583,613 shares of our common stock with a weighted average exercise price of $4.93 per share. Eligible Options held by all Eligible Optionholders to purchase an aggregate of approximately 478,394 shares of our common stock with a weighted average exercise price of $8.44 per share would be outstanding immediately prior to the scheduled expiration of the Exchange Offer. Non-employee directors will not be eligible to participate in the Exchange Offer and therefore none of them hold Eligible Options.

The following table shows the number of shares subject to options of the Company held by our executive officers and directors as of November 13, 2015, and the number of shares they hold subject to Eligible Options as of November 13, 2015. (In each case, the maximum number of shares subject to New Options that they may receive in the Exchange Offer is equal to the number of shares subject to his or her Eligible Options).

Executive Officers and Directors	Number of Shares Underlying All Options	Maximum Number of Shares Underlying Eligible Options
M. James Barrett, Ph.D. Director	—	—
Peter Daddona, Ph.D. Chief Scientific Officer, Executive Vice President Research and Development and Director	70,753	—
Joseph “Jay” P. Hagan Director	28,000	—
Vikram Lamba Chief Executive Officer and Director	141,506	—
Bruce D. Steel Director	—	—
Troy Wilson, Ph.D., J.D. Director	28,301	—
Kleanthis G. Xanthopoulos, Ph.D. Director	28,301	—
Konstantinos Alataris, Ph.D. President and Chief Operating Officer	209,394	209,394
Laxmi Peri Senior Vice President, Operations	40,000	40,000
Winnie W. Tso Chief Financial Officer	37,358	—

Total	583,613	249,394

Except as otherwise described in this Exchange Offer or in our filings with the SEC, including our Definitive Proxy Statement filed on Schedule 14A on October 14, 2015, our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, and other than outstanding stock options and other stock awards granted to our directors, executive officers and other employees and consultants pursuant to our various equity incentive plans, which are described in the notes to our consolidated financial statements as set forth in the above-referenced Annual and Quarterly Reports, neither we nor, to our knowledge, any of our executive officers or directors, any person controlling us or any executive officer or director of such control person, is a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Except as otherwise set forth below, to the best of our knowledge, no member of our Board nor any of our executive officers, nor any affiliate of ours, engaged in transactions involving the Eligible Options during the past 60 days:

Name of Executive Officer or Director	Date of Transaction	Number of Options Involved	Type of Transaction
Konstantinos Alataris, Ph.D. President and Chief Operating Officer	9/21/2015	209,394	Option Grant

Section 11. Status of Eligible Options Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer.

Shares of our common stock subject to the tendered Eligible Options that we accept for exchange and acquire pursuant to this Exchange Offer will be cancelled as of the expiration date of the Exchange Offer and such shares will be returned to the pool of shares available for the grant of future awards under the 2014 Plan.

We have adopted the provisions of ASC Topic 718 regarding accounting for share-based payments. Under ASC Topic 718, we will recognize the grant date fair value of the tendered Eligible Options, plus the incremental compensation cost of the New Options granted in the Exchange Offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of the New Options to employees in exchange for surrendered Eligible Options, over the fair value of the Eligible Options surrendered in exchange for the New Options. The fair value of New Options will be measured as of the date they are granted and the fair value of the Eligible Options surrendered will be measured immediately prior to the cancellation. This incremental compensation cost will be recognized in compensation expense ratably over the vesting period of the New Options.

The amount of compensation cost will depend on a number of factors, including the level of participation in the Exchange Offer and the exercise price per share of Eligible Options cancelled in the Exchange Offer. Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Exchange Offer, we cannot predict the exact amount of the charge that would result from this Exchange Offer.

Section 12. Legal Matters; Regulatory Approvals.

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or anti-trust laws applicable to this Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and issuance of New Options as contemplated by this Exchange Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our New Options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Exchange Offer to accept tendered Eligible Options for exchange and to issue New Options for tendered Eligible Options would be subject to obtaining any such governmental approval.

Section 13. Material United States Tax Consequences.

THE FOLLOWING DISCUSSION IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU.

Material United States Tax Consequences. The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the Exchange Offer. The tax consequences of the Exchange Offer are not entirely certain, however, since the Internal Revenue Service is not precluded from adopting a contrary position, and the law and regulations themselves are subject to change. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of optionholders. In addition, this discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to an optionholder.

We believe the exchange of Eligible Options for New Options pursuant to the Exchange Offer should be treated as a non-taxable exchange, and no income should be recognized for U.S. federal income tax purposes by us or the Eligible Optionholders upon the issuance of the New Options.

All Eligible Optionholders whose outstanding Eligible Options are exchanged for New Options under the Exchange Offer should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable event.

The New Options will generally be of the same type (for U.S. tax purposes) as the Eligible Options you tender for exchange. If the Eligible Option you tender for exchange is a nonstatutory stock option, the New Option you receive in its place will likewise be a nonstatutory stock option. If the Eligible Option you tender for exchange is an incentive stock option, the New Option you receive in its place will likewise be an incentive stock option to the maximum extent permitted by law. Note, however, that for calendar year 2015 to the extent that the aggregate fair market value of the shares of our common stock subject to your incentive stock options (including any New Options, all Eligible Options whether or not tendered for exchange, or other incentive stock options held by you that were not Eligible Options) in each case determined as of the grant date of such Option, either become exercisable during calendar year 2015, or would have become exercisable during such year if they had not been cancelled, exceeds $100,000, such excess portion will not constitute an incentive stock option and will instead be treated as a nonstatutory stock option. The same rule will apply for subsequent years except that the value of shares that would have become exercisable under any Eligible Options that are cancelled will no longer be taken into account.

You should also note that in order to receive favorable tax treatment for incentive stock options, the shares subject to the New Option must be held more than two years after the New Option grant date and more than one year after you exercise the New Option. Because the New Options will be deemed a completely new grant for purposes of the incentive stock option rules, employees will not receive any credit for the time during which they held their Eligible Options. As a result, in order for the new incentive stock options to be eligible for favorable U.S. federal tax treatment, you must wait to sell any shares you receive upon exercise of your new incentive stock option until the passage of more than two years from the New Option grant date and more than one year after you exercise the New Option. If these holding periods (and all other incentive stock option requirements) are met, any excess of the sale price of the shares issued upon exercise of the New Option over the exercise price of the New Option will be treated as long-term capital gain.

This Exchange Offer is currently expected to remain open for 29 calendar days. If we extend this Exchange Offer such that it is open for 30 or more calendar days Eligible Options that are incentive stock options held by employees who do not participate in this Offer may be considered to have been modified. If this occurs, for purposes of determining whether the employee will receive favorable tax treatment with respect to incentive stock options, the commencement date of the Exchange Offer (Monday, November 16, 2015) will be considered the modification date (which is treated as a deemed new grant date) for purposes of determining whether the employee will receive favorable tax treatment with respect to the incentive stock options. As a result, in order to receive favorable tax treatment with respect to any such incentive stock option that is an Eligible Option but not tendered for exchange, and if the Exchange Offer is open for 30 or more calendar days, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two years from the date this Exchange Offer commenced (Monday, November 16, 2015) (i.e., the date of the deemed modification) and more than one year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain. For more detailed information, see Section 13 (“Material United States Tax Consequences”) for more information about the tax treatment of the New Options.

Incentive Stock Options

Under current U.S. tax law, an optionholder will not realize taxable income upon the grant of an incentive stock option. In addition, an optionholder generally will not realize taxable income upon the exercise of an incentive stock option. However, an optionholder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an optionholder’s death or disability, if an option is exercised more than three months after the optionholder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

If an optionholder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is “qualifying” or “disqualifying.” The disposition of the option shares is “qualifying” if it is made:

•	more than two years after the date the incentive stock option was granted; and

•	more than one year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the optionholder at the time of the sale. Any such capital gain would be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which is referred to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be treated as ordinary income to the optionholder at the time of the disposition. Any additional gain generally will be taxable at long-term or short-term capital gain rates, depending on whether the optionholder has held the shares for more than one year.

Unless an optionholder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an optionholder engages in a disqualifying disposition, we generally will be entitled to a deduction equal to the amount of ordinary income taxable to the optionholder.

Nonstatutory Stock Options

Under current law, an optionholder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, upon exercise of any New Options that are nonstatutory stock options, the Eligible Optionholders will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Upon disposition of the stock, the Eligible Optionholders will recognize a capital gain or loss (which will be long- or short-term depending upon whether the stock was held for more than one year) equal to the difference between the selling price and the sum of the amount paid for the stock plus any amount recognized as ordinary income upon acquisition of the stock. The holding period for the shares acquired through exercise of an option will begin on the day after the date of exercise.

Our grant of a nonstatutory stock option will have no tax consequences to us. However, subject to Code Section 162(m) and certain reporting requirements, we generally will be entitled to a business expense deduction upon the exercise of a nonstatutory stock option in an amount equal to the amount of ordinary compensation income attributable to an Eligible Optionholder upon exercise.

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a nonstatutory stock option by an Eligible Optionholder who has been employed by us. We will require any such Eligible Optionholder to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

The tax consequences for participating employees who are subject to the tax laws of a country other than the U.S. or of more than one country may differ from the U.S. federal income tax consequences summarized above. You should consult with your tax advisor to determine the personal tax consequences to you of participating in the Exchange Offer.

WE ADVISE ALL ELIGIBLE OPTIONHOLDERS WHO MAY CONSIDER EXCHANGING THEIR ELIGIBLE OPTION GRANTS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

Section 14. Extension of Exchange Offer; Termination; Amendment.

We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any Eligible Options tendered to us by disseminating notice of the extension to Eligible Optionholders by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new expiration date no later than 9:00 a.m. U.S. Pacific Time on the next business day following the previously scheduled expiration date of the Exchange Offer. For purposes of this Exchange Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight Eastern Time.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date of the Exchange Offer, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 6 (“Conditions of This Exchange Offer”), by disseminating notice of the termination to Eligible Optionholders by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by applicable law.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 (“Conditions of This Exchange Offer”), has occurred or is deemed by us to have occurred, to amend the Exchange Offer in any respect prior to the expiration date. Any notice of such amendment required pursuant to the Exchange Offer or applicable law will be disseminated promptly to Eligible Optionholders in a manner reasonably designed to inform Eligible Optionholders of such change and filed with the SEC as an amendment to the Schedule TO.

If we materially change the terms of this Exchange Offer or the information concerning this Exchange Offer, or if we waive a material condition of this Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning a tender or exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the Exchange Offer open for at least 10 business days after the date of such notification:

•	we increase or decrease the amount of consideration offered for the Eligible Options; or

•	we increase or decrease the number of Eligible Options that may be tendered in the Exchange Offer.

Section 15. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Options pursuant to this Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this Exchange Offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this Exchange Offer.

Section 16. Additional Information.

With respect to this Exchange Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as may be amended, of which this Exchange Offer is a part. This Exchange Offer document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. Before making a decision on whether or not to tender your Eligible Options, we highly recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC on March 26, 2015(File No. 001-36570);

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015 filed with the SEC on May 12, 2015 (File No. 001-36570);

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015 filed with the SEC on August 13, 2015 (File No. 001-36570);

•	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015 filed with the SEC on November 10, 2015 (File No. 001-36570);

•	our definitive Proxy Statement for our 2015 annual meeting of stockholders, filed with the SEC on October 14, 2015 (File No. 001-36570);

•	our Current Reports on Form 8-K, filed with the SEC on May 1, 2015, May 27, 2015, May 29, 2015, June 29, 2015, July 6, 2015, August 17, 2015, September 8, 2015 and September 28, 2015 (File No. 001-36570); and

•	the description of our common stock in the prospectus included in our registration statement on Form S-1 (File No. 333-196983), initially filed with the Securities and Exchange Commission on June 24, 2014, as subsequently amended.

These filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549.

You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. We also make available on or through our corporate website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC.

We will also promptly provide without charge to each person to whom we deliver a copy of this Exchange Offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Zosano Pharma Corporation

34790 Ardentech Court

Fremont, California 94555

Attn: Accounting and SEC Reporting

The information about us contained in this Exchange Offer should be read together with the information contained in the documents to which we have referred you.

Section 17. Miscellaneous.

We are not aware of any jurisdiction where the making of this Exchange Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Exchange Offer is not in compliance with applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this Exchange Offer will not be made to, nor will tenders be accepted from or on behalf of, Eligible Optionholders residing in such jurisdiction.

This Exchange Offer and our SEC reports referred to above include forward-looking statements. Words such as “believes,” “will,” “should,” “could,” “expects,” “anticipates,” “estimates,” “plans,” “objectives,” and other similar statements of expectation identify forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, that could cause actual results to differ materially from those expressed in the forward-looking statement. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2014 AND IN OUR QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2015, JUNE 30, 2015 AND SEPTEMBER 30, 2015 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THIS EXCHANGE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Zosano Pharma Corporation

November 16, 2105

Schedule A

Selected Financial Data

We present below a summary of our consolidated financial data. The following summary financial data should be read in conjunction with our audited consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 26, 2015, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 filed with the SEC on November 10, 2015, both of which are incorporated herein by reference. Our summary statements of operations data for the nine months ended September 30, 2015 and 2014 and the selected balance sheet data as of September 30, 2015 are derived from our unaudited interim condensed consolidated financial statements included elsewhere in this offer to exchange. Our summary statements of operations data for the years ended December 31, 2014 and 2013 are derived from our audited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015. Our historical results are not necessarily indicative of results to be expected for any future period. The summary financial data in this section are not intended to replace our audited and unaudited consolidated financial statements and the related notes.

	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013
	(unaudited)
	(in thousands except per share data)
Statements of Operations Data:
Revenue:
License fees revenue	$170	$1,819	$1,955	$4,250
Collaborative development support services	143	662	906	—

Total revenue	313	2,481	2,861	4,250

Operating expenses:
Cost of license fees revenue	—	100	100	—
Research and development	14,701	8,230	10,953	7,637
General and administrative	4,797	3,208	4,420	4,582

Total operating expenses	19,498	11,538	15,473	12,219

Loss from operations	(19,185)	(9,057)	(12,612)	(7,969)

Other income (expense):
Interest expense, net	(1,247)	(1,261)	(1,848)	(760)
Other income (expense)	49	(143)	(93)	—
Warrant revaluation income	48	—	(185)	—
Loss on debt extinguishment	(446)	—	—	—

Loss before equity in loss of joint venture, gain on termination of joint venture, and gain on debt forgiveness	(20,781)	(10,461)	(14,738)	(8,729)
Equity in loss of joint venture	—	—	—	(366)
Gain on termination of joint venture	—	—	—	3,487
Gain on debt forgiveness	—	497	497	—

Net loss	$(20,781)	$(9,964)	$(14,241)	$(5,608)

Net income (loss) per common share—basic and diluted	$(1.85)	$(1.95)	$(2.78)	$(1.10)

Weighted-average shares used in computing net income (loss) per common share—basic and diluted	11,230	5,121	5,128	5,107

	September 30, 2015	December 31, 2104
	(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$4,875	$1,214
Marketable securities	39,021	—
Working capital	33,692	(11,719)
Total assets	53,023	13,343
Long-term debt	13,264	13,291
Accumulated deficit	(159,245)	(138,464)
Total stockholders’ equity (deficit)	33,895	(13,401)

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges for each of the years ended December 31, 2013 and 2014 and the nine months ended September 30, 2015 was as follows:

	Year Ended December 31,		Nine Months Ended September 30, 2015
	2013	2014
	(in thousands)
Ratio of earnings to fixed charges (1)	N/A	N/A	N/A
Deficiency of earnings available to cover fixed charges	(5,608)	(14,241)	(20,781)

(1)	For purposes of computing this ratio of earnings to fixed charges, fixed charges consist of interest expense and estimated interest component of rent and earnings consist of loss before income taxes plus fixed charges. Earnings were insufficient to cover fixed charges for each of the periods presented above. In each of the periods presented, earnings were insufficient to cover fixed charges. We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because we do not have any preferred stock outstanding as of the date of this Exchange Offer.

Statement of Computation of Ratios

	Year Ended December 31,		Nine Months Ended September 30, 2015
	2013	2014
	(in thousands)
Earnings:
Net loss	(5,608)	(14,241)	(20,781)
Add: Fixed charges	942	2,029	1,434

Earnings as defined	(4,666)	(12,212)	(19,347)

Fixed Charges:
Interest expensed	760	1,847	1,297
Estimated interest component of rent expense	182	182	137

Total fixed charges	942	2,029	1,434

Ratio of earnings to fixed charges (1)	N/A	N/A	N/A

(1)	Earnings were insufficient to cover fixed charges by approximately $5.6 million, $14.2 million and $20.8 million for the years ended December 31, 2013 and 2014, and the nine months ended September 30, 2015, respectively.

Book Value

At September 30, 2015, our book value per share was $2.83. Book value per share is the value of our total stockholders’ equity divided by the number of shares of our issued and outstanding common stock.